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                                                                     EXHIBIT 3.5




                          CERTIFICATE OF CORRECTION OF
                  THE RESTATED CERTIFICATE OF INCORPORATION OF
                                 CYBERGOLD, INC.

         Pursuant to Section 103 (f) of Title 8 of the Delaware Code of 1953, as amended:

         I, the undersigned, being the duly elected Secretary of Cybergold, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

         RESOLVED, that in the Restated Certificate of Incorporation of this corporation, as filed May 18, 1999, the par value of the Company's Common Stock was inadvertently set forth incorrectly, and that the first paragraph of Article IV thereof should be corrected by changing it to read as follows:

                  "Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is forty-two million seven hundred thousand (42,700,000) shares. Twenty-five million five hundred twenty thousand (25,520,000) shares shall be Common Stock, par value $0.0001 per share. Seventeen million one hundred eighty thousand (17,180,000) shares shall be Preferred Stock, par value $0.0001 per share, of which three million one hundred eighty-five thousand (3,185,000) shares shall be designated Series A Preferred Stock, two million one hundred forty-four thousand nine hundred seventy-one (2,144,971) shares shall be designated Series B Preferred Stock, eight million twenty-nine (8,000,029) shares shall be designated Series C Preferred Stock and three million eight hundred fifty thousand (3,850,000) shares shall be designated Series D Preferred Stock."

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate this 15th day of June, 1999.

                                        /s/ A. Nathaniel Goldhaber
                                        ---------------------------
                                            A. Nathaniel Goldhaber,
                                            President and Secretary